Exhibit 10.2

PURCHASE AND SALE AGREEMENT
FOR PMSV PORTFOLIO

PURCHASE AND SALE AGREEMENT FOR PMSV PORTFOLIO (this “Agreement”) made as of October 28, 2013 (the “Effective Date”) between each of the parties listed on Exhibit A hereto (each, a “Seller”, and collectively, the “Sellers”), and CubeSmart, L.P., a Delaware limited partnership, having an address of 460 East Swedesford Road, Suite 3000, Wayne, Pennsylvania 19087, or its permitted assigns (said entity and its permitted assigns, the “Purchaser”).

Preliminary Statement

A.                                    Each Seller is the owner of that certain self-storage facility (each, a “Facility”, and collectively, the “Facilities”) listed opposite its name on Exhibit A hereto.

B.                                    The Sellers wish to sell the Facilities and Purchaser wishes to purchase the Facilities, as a single portfolio, subject to the terms and conditions of this Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, each intending to be legally bound, hereto agree as follows:

1.              Purchase and Sale; Purchase Price; Sellers’ Representative.

1.01.                     Each Seller agrees to sell (to the extent relating to its applicable Facility) and Purchaser agrees to buy all of the Sellers’ rights, title and interest in and to the following real and personal property (collectively, the “Property”) upon the terms and conditions hereinafter set forth:

(a)         those certain tracts of land more particularly described in Exhibits B-1 through B-6 attached hereto (collectively, the “Real Property”);

(b)         all improvements, structures and fixtures located on the Real Property (collectively, the “Improvements”);

(c)          the proceeds of, or any award hereafter made or to be made for, a taking of all or any part of the Real Property by any governmental authority pursuant to the exercise of its power of eminent domain;

(d)         all tangible personal property owned or leased by any of the Sellers and used exclusively in connection with the operation of any Facility, including, without limitation, all those items listed in Exhibits C-1 through C-6 but excluding.  except to the extent expressly set forth in Section 17.20 below, any right to the trade name Private Mini Storage or any variant thereof (the “Personal Property”);

(e)          all leases of space or other occupancy or storage agreements or rental agreements (including without limitation cell and antenna towers, sign easements, and billboards) for the use of space in any Facility (the “Leases”) together with all advance rents, refundable security deposits, key deposits and other deposits (collectively, “Security Deposits”) of tenants thereunder held by Seller and not applied in accordance with the Leases prior to Closing;

(f)           to the extent transferable or assignable, all rights under the agreements described on Exhibits D-1 through D-6 and all other assignable service contracts and similar agreements relating to any Facility, entered into by any Seller after the date hereof in accordance with Section 7.03 (collectively, the “Service Contracts”);

(g)          to the extent transferable or assignable, all licenses, authorizations, approvals and permits issued by any governmental or quasi-governmental authorities, and any assignable other intangible property (“Licenses”) relating to the operation, ownership, use, occupancy or maintenance of any Facility, but excluding any Licenses related to the ownership, operation or maintenance of the Water Well Facilities;

(h)         to the extent transferable or assignable, all warranties or guaranties presently in effect from contractors, suppliers or manufacturers of personal property installed in or used in connection with any Facility or any work performed or improvements included as a part of the Property;

(i)             to the extent in the Sellers’ possession and control and otherwise transferable or assignable, all building plans, plans and specifications, site plans, plats and surveys relating to the Facilities; and

(j)            all current books and records pertaining to the operation of the Facilities including, but not limited to, utility bills.

1.02.                     The aggregate purchase price (the “Purchase Price”) for the Property shall be Sixty Eight Million Three Hundred Fourteen Thousand Two Hundred and no/100ths Dollars ($68,314,200.00), subject to reduction, if any, pursuant to Article 15 below, and shall be paid as follows:

(a)         Five Million and no/100ths Dollars ($5,000,000.00) (together with all interest accrued thereon, and less all amounts returned to Purchaser pursuant to Article 15 below, the “Deposit”) upon execution of this Agreement by the Sellers and Purchaser, to be deposited in escrow with Stewart Title — Houston, 3201 Kirby Drive, Tower Suite 300, Houston, Texas 77098, Attention: Ms. Sanford Reel (“Escrow Agent”).  The Sellers and Purchaser acknowledge and agree that One Hundred Dollars ($100) of the Deposit shall be paid to the Sellers if this Agreement is terminated for any reason (the “Independent Consideration”).  Moreover, the Sellers and Purchaser acknowledge and agree that the Independent Consideration has been bargained for and agreed to as additional consideration for the Sellers’ execution and delivery of this Agreement.  At Closing, the Independent Consideration shall be applied to the Purchase Price.  In the event this Agreement is terminated for any reason, the Sellers shall be entitled to receive the Independent Consideration.

(b)         The balance of the Purchase Price, subject to apportionment and proration as provided herein, in cash by Federal wire transfer at Closing, as directed by the Sellers.

1.03.                     Each Seller hereby designates and appoints GJR Investment Management, Inc. (the “Seller Representative”) to act as its representative in connection with the transactions contemplated by this Agreement, and Purchaser and Escrow Agent shall be entitled to rely on all notices sent by the Seller Representative on behalf of the Sellers pursuant to this Agreement, and all other actions taken by the Seller Representative on behalf of the Sellers.

2.              Environmental Due Diligence; Title Commitment; Survey.

2.01.                     Environmental Due Diligence

(a)         Purchaser and its agents and representatives shall have through and until 3:00pm New York time on November 27, 2013 (the “Environmental Due Diligence Period”) in which to make an inspection of each Facility with respect to environmental matters.  Provided that Purchaser has deposited the Deposit with the Escrow Agent as required hereby, during the term of this Agreement, upon reasonable advance notice to the applicable Seller (which notice shall be delivered at least one (1) full business day prior to property visits and at least forty-eight (48) hours prior to visits involving testing) Purchaser, its agents and representatives shall be entitled to enter each Facility during regular business hours (subject to the rights of tenants in possession) to perform such inspections and tests of any Facility as Purchaser deems reasonably necessary solely to evaluate the environmental condition of such Facility; provided, however, that in no event shall (i) such inspections or tests unreasonably disrupt or disturb the on-going operation of any Facility or the rights of the tenants at any Facility, (ii) Purchaser or its agents or representatives drill or bore on or through the surface of any Facility or conduct any other invasive test without the applicable Seller’s prior written consent, which consent may be given or withheld in the applicable Seller’s sole and absolute discretion and shall in all cases be subject to the applicable Seller’s approval of the scope of such invasive testing, the times at which testing may be conducted, and any other reasonable requirements deemed by the applicable Seller as reasonably necessary to minimize disruption to the operation of the applicable Facility, and (iii) Purchaser perform any tests at or on any Facility after the expiration of the Environmental Due Diligence Period without the applicable Seller’s prior written consent, which consent may be given or withheld in the applicable Seller’s sole and absolute discretion.  Prior to its entry upon any Facility, Purchaser shall furnish to the applicable Seller satisfactory evidence that Purchaser is insured under a policy of general liability insurance providing limits of not less than Two Million and no/100ths Dollars ($2,000,000.00) against any and all personal injury, death, loss, damage, expense, liability or responsibility whatsoever which may be occasioned, directly or indirectly, by reason of this exercise of this right of entry upon or inspection of any Facility by Purchaser or any of its agents or assigns which ACORD 25 Certificate shall name the Sellers as additional insureds.  PURCHASER AGREES TO REPAIR ANY DAMAGE CAUSED BY ANY TESTING OR INSPECTION AND TO INDEMNIFY, DEFEND, AND HOLD THE SELLERS AND THEIR DIRECT AND INDIRECT OWNERS, MEMBERS, PARTNERS, SHAREHOLDERS, AGENTS, EMPLOYEES, DIRECTORS, OFFICERS, PRINCIPALS AND MANAGERS HARMLESS FROM AND AGAINST ANY EXPENSE, CLAIM OR LIABILITY FOR

PERSONAL INJURY OR PROPERTY DAMAGE CAUSED BY ENTRY UPON ANY FACILITY BY PURCHASER’S AGENTS, REPRESENTATIVES OR EMPLOYEES IN CONNECTION WITH PURCHASER’S INSPECTION PURSUANT TO THIS SECTION 2.01 OR ANY OTHER ENTRY BY PURCHASER ON ANY FACILITY OR ANY PORTION THEREOF, PROVIDED, HOWEVER, SUCH INDEMNITY SHALL NOT COVER THE (I) MERE DISCOVERY OF PRE-EXISTING CONDITIONS OR (II) LIABILITY TO THE EXTENT RESULTING DIRECTLY FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY SELLER, OR ITS AFFILIATES OR AGENTS.  Purchaser shall promptly upon receiving notice of any lien placed on the Property or any portion thereof by reason of Purchaser’s or its agent’s or representative’s tests or inspections, cause the lien to be discharged or bonded at Purchaser’s sole expense, and such lien shall be deemed a Permitted Exception.  Purchaser’s obligations under this Section 2.01(a) shall survive the termination of this Agreement.

(b)         If, prior to the expiration of the Environmental Due Diligence Period, a phase I environmental report prepared by a reputable environmental consultant on behalf of Purchaser identifies a condition affecting any Facility which constitutes a “Recognized Environmental Condition” (as defined by the American Society for Testing and Materials (ASTM) E 1527-05) and which is, in the good faith and reasonable judgment of Purchaser, material and unacceptable to Purchaser, and which was not previously disclosed in the environmental reports provided to Purchaser by the Sellers and listed on Exhibit 2.01(b) hereto, then Purchaser may at any time prior to the expiration of the Environmental Due Diligence Period, subject to the remaining provisions of this Section 2.01, provide the applicable Seller with written notice of the same (an “Environmental Objection Notice”), together with a copy of the environmental report identifying the environmental condition.  For purposes of this Agreement, the phrase “environmental reports provided to Purchaser by the Sellers” shall mean those environmental reports available in the Private Mini Storage Master Due Diligence War Room in the ShareFile’s Virtual Data Room established by NGKF (the “ShareFile Data Room”) as of 5:00 PM EDT on October 24, 2013.  If Purchaser timely delivers an Environmental Objection Notice with respect to such Facility, such Facility shall be designated as a Suspended Facility and shall be subject to the provisions of Article 15 hereof.  For the purposes of this Agreement, the term “Suspended Facility” shall refer to any Facility designated as such pursuant to Article 2 or Article 11 hereof.

(c)          Purchaser shall deliver to the applicable Seller a copy of all third party reports and any other non-confidential information, materials and data that Purchaser and/or Purchaser’s agents discover, obtain or generate in connection with or resulting from its inspection of the Property pursuant to this Section 2.01, provided that the same will be provided on an as-is basis, without any representation or warranty as to the accuracy or completeness thereof. Anything contained herein to the contrary notwithstanding, the obligations and indemnities of Purchaser set forth in this Section 2.01 shall survive the Closing or the termination of this Agreement for any reason.

2.02.                     Title Objections.

(a)         Purchaser hereby acknowledges receipt of the following:  (i) the title documents related to each Facility (the “Title Documents”) which have been uploaded to the SureClose file system maintained by Stewart Title Guaranty Company (the “Title Insurance Company”) on or before 12 p.m. (New York time) on October 26, 2013 (the

“Pre-Diligence Deadline”), and (ii) the surveys of the Real Property listed on Exhibit 2.02(a)(ii) hereto (each, a “Survey”, and collectively, the “Surveys”) and which have been uploaded to the ShareFile Data Room on or before the Pre-Diligence Deadline.  For the purposes of this Agreement the term “Permitted Exceptions” shall mean and include all matters disclosed in the Title Documents and the Surveys, and all exceptions designated as Permitted Exceptions pursuant to this Article 2, and any Unpermitted Exceptions (as defined in Section 2.02(b) below) as to which Purchaser has waived (or been deemed to have waived pursuant to this Article 2) its objections.

(b)         On or before the date which is five (5) days after the date of any update, amendment, or change to any title commitment or any survey for any Facility with respect to any new matters first disclosed thereby and which were not disclosed in the Title Documents or Surveys, Purchaser may, subject to the remaining provisions of this Section 2.02(b), provide the applicable Seller with written notice (each, a “Title Objection Notice”) setting forth a list of the new matters set forth or disclosed in the same that are not acceptable to Purchaser (each, an “Unpermitted Exception” and, collectively, “Unpermitted Exceptions”; and all matters not so objected to shall be deemed to be Permitted Exceptions.  Notwithstanding the foregoing, Purchaser shall not object to (i) any matter designated as a Permitted Exception hereunder, (ii) any new mater unless said matter will have a material and adverse impact on the operation or value of (including the income derived therefrom) any Facility, and said new matters to which Purchaser is not permitted to object shall be deemed Permitted Exceptions, and (iii) any exception for the rights of tenants under the Leases or any other matter permitted to be entered into pursuant to Article 7, and the same shall be deemed Permitted Exceptions.  Notwithstanding the foregoing, each Seller shall (x) cause liens on the Real Property of an ascertainable amount voluntarily created by such Seller or its affiliates, if any, to be released at the Closing or otherwise omitted from the Title Policy (as defined below) in a manner reasonably acceptable to Purchaser, and (y) use commercially reasonable efforts to obtain estoppel certificates in form reasonably acceptable to Sellers and Purchaser executed by the declarant, association, committee, agent and/or other person or entity having governing or approval rights under any documents imposing duties, obligations, covenants, restrictions or creating an association against a Property or for which the Property is a member, provided that obtaining such estoppel certificates shall not be a condition to Purchaser’s obligations to proceed to Closing hereunder.

(c)          The applicable Seller shall have the right, but not the obligation, within five (5) days after receipt of a Title Objection Notice (a “Seller’s Election Period”), to send Purchaser written notice (a “Seller’s Election Notice”) that the applicable Seller has agreed to use reasonable efforts to remove or otherwise remedy any or all of the Unpermitted Exceptions relating to its Facility set forth in such Title Objection Notice on or before the Closing Date.  If the applicable Seller provides Purchaser with such written notice within such Seller’s Election Period, the applicable Seller shall use commercially reasonable efforts (but shall not be required to undertake any litigation) to remove or otherwise remedy the Unpermitted Exceptions relating to its Facility set forth on such Seller’s Election Notice in a manner reasonably acceptable to Purchaser on or before the Closing Date, and in the event that the applicable Seller despite such reasonable efforts fails to remove or remedy such Unpermitted Exceptions in a manner reasonably acceptable to Purchaser on or before the Closing Date, such

Facility shall be designated as a Suspended Facility and shall be subject to the provisions of Article 15 hereof.

(d)         If any applicable Seller does not agree within the applicable Seller’s Election Period to use reasonable efforts to remove all Unpermitted Exceptions referenced in the applicable Title Objection Notice on or before the Closing Date as hereinbefore provided, Purchaser shall have five (5) days after the earlier of (i) receipt of the applicable Seller’s Election Notice or (ii) the expiration of the applicable Seller’s Election Period to give the applicable Seller notice that Purchaser has elected to terminate this Agreement with respect to such Facility or that it has waived the applicable Title Objections that the applicable Seller has not agreed to use commercially reasonable efforts to remove.  Upon such termination, Escrow Agent shall promptly deliver the applicable Facility Deposit Amount (as defined in Section 15.04 below)  with respect to such Facility to Purchaser and the parties shall, subject to the satisfaction of all other terms and conditions applicable to the respective parties’ obligations hereunder, be obligated to proceed to Closing with respect to the remaining Facilities, provided that at Closing the Purchaser Price shall be reduced by the Applicable Facility Amount (as defined in Section 15.04 below) for such Facility and the parties shall have no further obligations with respect to such Facility except for such obligations that expressly survive the termination of this Agreement.  If Purchaser sends the foregoing notice of waiver (or if Purchaser fails to give the aforementioned notice of termination) within the aforesaid five (5) business day period, then the title condition set forth in this Article 2 shall be deemed satisfied or waived with respect to such Facility and the parties shall, subject to the satisfaction of all other terms and conditions applicable to the respective parties’ obligations hereunder, be obligated to proceed to Closing.

2.03.                     Property Condition Assessments.

(a)         Purchaser and its agents and representatives shall have through and until 3:00 pm New York time on November 27, 2013 (the “PCA Due Diligence Period”) in which to make an inspection of each Facility with respect to the physical condition thereof.  Provided that Purchaser has deposited the Deposit with the Escrow Agent as required hereby, during the term of this Agreement, upon reasonable advance notice to the applicable Seller (which notice shall be delivered at least one (1) full business day prior to property visits and at least forty-eight (48) hours prior to visits involving testing) Purchaser, its agents and representatives shall be entitled to enter each Facility during regular business hours (subject to the rights of tenants in possession) to perform such inspections and tests of any Facility as Purchaser deems reasonably necessary solely to evaluate the physical condition of such Facility; provided, however, that in no event shall (i) such inspections and tests unreasonably disrupt or disturb the on-going operation of any Facility or the rights of the tenants at any Facility, (ii) Purchaser or its agents or representatives drill or bore on or through the surface of any Facility or conduct any other invasive test without the applicable Seller’s prior written consent, which consent may be given or withheld in the applicable Seller’s sole and absolute discretion and shall in all cases be subject to the applicable Seller’s approval of the scope of such invasive testing, the times at which testing may be conducted, and any other reasonable requirements deemed by the applicable Seller as reasonably necessary to minimize disruption to the operation of the applicable Facility, and (iii) Purchaser perform any tests at or on any Facility after the expiration of the PCA Due Diligence Period without the applicable Seller’s prior written consent, which consent may be given or withheld in the applicable Seller’s sole and absolute discretion.  Prior to its entry upon any Facility, Purchaser shall furnish to the applicable Seller satisfactory evidence that Purchaser is insured under a policy of general liability insurance providing limits of not less than Two Million and no/100ths Dollars ($2,000,000.00) against any and all personal injury, death, loss, damage, expense, liability or responsibility whatsoever which may be occasioned, directly or indirectly, by reason of this exercise of this right of entry upon or inspection of any Facility by Purchaser or any of its agents or assigns which ACORD 25 Certificate shall name the Sellers as additional insureds.  PURCHASER AGREES TO REPAIR ANY DAMAGE CAUSED BY ANY TESTING OR INSPECTION AND TO INDEMNIFY, DEFEND, AND HOLD THE SELLERS AND THEIR DIRECT AND INDIRECT OWNERS, MEMBERS, PARTNERS, SHAREHOLDERS, AGENTS, EMPLOYEES, DIRECTORS, OFFICERS, PRINCIPALS AND MANAGERS HARMLESS FROM AND AGAINST ANY EXPENSE, CLAIM OR LIABILITY FOR PERSONAL INJURY OR PROPERTY DAMAGE CAUSED BY ENTRY UPON ANY FACILITY BY PURCHASER’S AGENTS, REPRESENTATIVES OR EMPLOYEES IN CONNECTION WITH PURCHASER’S INSPECTION PURSUANT TO THIS SECTION 2.03(A) OR ANY OTHER ENTRY BY PURCHASER ON ANY FACILITY OR ANY PORTION THEREOF, PROVIDED, HOWEVER, SUCH INDEMNITY SHALL NOT COVER THE (I) MERE DISCOVERY OF PRE-EXISTING CONDITIONS OR (II) LIABILITY TO THE EXTENT RESULTING DIRECTLY FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY SELLER, OR ITS AFFILIATES OR AGENTS.  Purchaser shall promptly upon receiving notice of any lien placed on the Property or any portion thereof by reason of Purchaser’s or its agent’s or representative’s tests or inspections, cause the lien to be discharged or bonded at Purchaser’s sole expense, and such lien shall be deemed a Permitted Exception.  Purchaser’s obligations under this Section 2.03(a) shall survive the termination of this Agreement.

(b)         If a physical condition report obtained by Purchaser reveals that any Facility or any part thereof is in need of a repair or replacement, in the judgment of a licensed architect or engineer selected by Purchaser with the reasonable approval of the applicable Seller, the cost of repair is in excess of Five Hundred Thousand Dollars ($500,000.00) (a “Material Repair”), Purchaser may designate such Facility as a Suspended Facility by sending written notice (a “Repair Objection Notice”) to the applicable Seller within fifteen (15) days of learning of such Material Repair, and the Scheduled Closing Date shall be extended, if necessary, to provide Purchaser with a full fifteen (15) days to make such determination.  If Purchaser timely delivers a Repair Objection Notice with respect to such Facility, such Facility shall be designated as a Suspended Facility and shall be subject to the provisions of Article 15 hereof.

(c)          Purchaser shall deliver to the applicable Seller a copy of all third party reports and any other non-confidential information, materials and data that Purchaser and/or Purchaser’s agents discover, obtain or generate in connection with or resulting from its inspection of the Property pursuant to this Section 2.03, provided that the same will be provided on an as-is basis, without any representation or warranty as to the accuracy or completeness thereof. Anything contained herein to the contrary notwithstanding, the obligations and indemnities of Purchaser set forth in this Section 2.03 shall survive the Closing or the termination of this Agreement for any reason.

3.              Closing.

3.01.                     The closing of the transactions contemplated by this Agreement (the “Closing”) shall be at 1:00 p.m. (New York time) on December 12, 2013 (the “Scheduled Closing Date”) or such earlier date as both Purchaser and the Sellers shall agree, or with respect to any Suspended Facility, on such later date as may be designated in accordance with Article 15 hereof (as the same may be adjusted in accordance with the terms hereof, the “Closing Date”), time being of the essence.  The Closing shall be held at the offices of the Seward & Kissel LLP or at such other location as the parties may agree, or by escrow arrangement acceptable to the parties.

3.02.                     It is a condition to Purchaser’s obligations to proceed to Closing that, as of the Closing Date (a) all of the representations of the Sellers hereunder, and the representations made in Section 17.21 hereof, are true and correct in all material respects as if made on and as of the Closing Date (excepting any changes (A) to Section 4.01(e) or Section 4.01(f) permitted or contemplated by the terms of this Agreement, or (B) that Purchaser has actual knowledge of prior to the end of the Effective Date), (b) each Seller has performed all of its covenants and satisfied all of its obligations hereunder in all material respects, (c) the Title Insurance Company has irrevocably committed to issue one or more  policies of title insurance with respect to the Facilities (subject to payment of premiums by Purchaser) with an aggregate liability in an amount equal to the Purchase Price showing the Real Property vested in Purchaser (or Purchaser’s permitted assignee or nominee) free and clear of any occupants or rights to possession other than pursuant to the Leases and the Permitted Exceptions, and any additional title exceptions resulting from documents recorded by Purchaser at Closing, (collectively, the “Title Policy”), (d) each Seller has delivered all documents and made all other deliveries required in this Agreement and (e) all other conditions to Purchaser’s obligations to proceed to Closing which are expressly set forth in this Agreement are satisfied.  If any condition to Purchaser’s obligations hereunder is not fulfilled in any material respect, including any condition not set forth in this Section 3.02, Purchaser shall have no obligation to proceed to Closing, but may do so at its option.  If a condition precedent is not fulfilled in any material respect and Purchaser is not prepared to proceed to Closing, the Sellers shall have three (3) business days after the then scheduled Closing Date to cure the same.  If the Sellers do not timely satisfy said condition precedent, Purchaser may notify the Sellers in writing that it elects to terminate this Agreement.  Upon such termination, the Escrow Agent shall promptly return the Deposit to Purchaser and Purchaser shall return or cause to be returned to the Sellers all unreturned information regarding the Property provided to Purchaser by or on behalf of the Sellers (the “Property Materials”) and the parties shall have no further rights or obligations hereunder except as otherwise expressly provided herein.  Purchaser acknowledges that if any of the representations made by any Seller hereunder as of the date hereof are not true and correct in all material respects as if made on and as of the Closing Date, and the cause of which is not the result of a wrongful act or omission of a Seller or default hereunder or breach of such representation when made by a Seller, Purchaser’s sole remedy shall be either to waive the condition described in clause (a) above with respect to such representation (in which event such representation shall be deemed amended to reflect the actual state of facts of which Purchaser has actual knowledge) or terminate this Agreement and receive a return of the Deposit as provided above for failure of a condition.  Upon such termination, the Escrow Agent shall promptly return the Deposit to Purchaser and Purchaser shall return or cause to be returned to the

Sellers all unreturned Property Materials and the parties shall have no further rights or obligations hereunder except as otherwise expressly provided herein.

3.03.                     It is a condition to the Sellers’ obligation to proceed to Closing that, as of the Closing Date (subject to any applicable extension periods expressly provided for hereunder) (a) all of Purchaser’s representations hereunder are true and correct in all material respects as if made on and as of the Closing Date, (b) Purchaser has performed all of its covenants hereunder, (c) the Purchaser has delivered all documents and made all other deliveries required in this Agreement, and (d) all other conditions to the Sellers’ obligation to proceed to Closing which are set forth in this Agreement are satisfied.  If any condition to the Sellers’ obligation hereunder is not fulfilled in any material respect, including any condition not set forth in this Section 3.03, the Sellers shall have no obligation to proceed to Closing, but may do so at their option.  If a condition precedent is not fulfilled in any material respect and the Sellers elect not to proceed to Closing, the Sellers may terminate this Agreement by sending written notice to Purchaser without limiting the rights of the Sellers in respect of any default by Purchaser hereunder, including, without limitation, the rights of the Sellers under Section 12.01 hereof.

4.              Representations of Seller.

4.01.                     Each Seller represents to Purchaser and its successors and assigns that:

(a)         It is a Texas limited partnership or a Texas limited liability companyduly organized and validly existing under the laws of the State of Texas, and is authorized to own its property and conduct its business in each jurisdiction where it is required to be so authorized.

(b)         It has the legal right, power and authority to enter into this Agreement and the documents contemplated hereby and perform all of its obligations hereunder and thereunder, and the execution and delivery of this Agreement and the documents contemplated hereby by it and the performance by it of its obligations hereunder and thereunder (i) have been duly authorized by all requisite action and (ii) shall not conflict with, or result in a breach or violation of or default under, or be modified, restricted or precluded by (w) any of the terms, conditions and provisions of its governing documents, (x) any order, judgment, writ, injunction or decree of any court or governmental instrumentality which has been served or otherwise given to it, (y) any agreement or instrument to which it is a party or by which it is bound, or to which it or any portion of it’s property is subject, or (z) any law, rule or regulation.

(c)          It has not (i) made a general assignment for the benefit of its creditors, (ii) instituted any proceeding to be adjudicated bankrupt or insolvent or consented to the institution of bankruptcy or insolvency proceedings against it, (iii) filed a petition, answer or consent seeking reorganization or relief under any applicable Federal or state bankruptcy law or consented to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of it or of any part of its property, (iv) admitted in writing its inability to pay its debts generally as they become due, or (v) taken any action in furtherance of any of the foregoing.

(d)         Except as set forth on the schedule for its Facility attached hereto as Exhibit 4.01(d)-1 through 4.01(d)-6, to its knowledge, it has not received written notice from any governmental agency requiring the correction of any condition with respect to its applicable Facility, or any part thereof, by reason of a violation of any code, ordinance, law or regulation of any city, county, state, or federal government which has not been cured.

(e)          The applicable rent roll in respect of its Facility dated 10/25/2013 located in the ShareFile Data Room is true and correct in all material respects as of the date noted thereon.  Except as set forth on said rent roll and on the schedule for its Facility attached hereto as Exhibit D-1 through D-6, to its knowledge, as of the date noted thereon, there are no leases of space or other occupancy or storage agreements affecting its Facility.  To its knowledge, it has not received any written notice of default or breach on the part of the landlord under any Lease relating to its Facility that has not been cured, nor does there exist any such default or breach on the part of the landlord. Except as set forth on the applicable rent roll, no Lease contains discounts, free rent, or other tenant incentives that would be binding on the Purchaser after the Closing Date, except that Leases entered into after the Effective Date in accordance with accordance with Article 7 hereof may provide for discounts, free rent, or other tenant incentives in accordance with its current leasing policies, but in no event shall such discounts, free rent, or other tenant incentives exceed one (1) months rent.

(f)           To its knowledge, except for the Service Contracts relating to its Facility listed on the schedule for its Facility attached hereto as Exhibit D-1 through D-6, there are no service or maintenance contracts or equipment leases affecting its Facility which are not terminable without cause on no more than 30 days notice and which will be binding on Purchaser after Closing.  To its knowledge, the copies of the applicable Service Contracts relating to its Facility furnished to Purchaser are true, correct and complete in all material respects and there exist no defaults by it under any of such Service Contracts that have not been cured.

(g)          Except as set forth on the schedule for its Facility attached hereto as Exhibit 4.01(g)-1 through 4.01(g)-6, to its knowledge, it has received no written notice of, nor are there any pending or threatened litigation, actions or proceedings (including, without limitation, condemnation or eminent domain proceedings or proceedings in the nature or in lieu thereof) against it or its Facility , relating to or adversely affecting the right, title or interest of it in or to said Facility or any part thereof or the ability of it to fulfill its obligations hereunder that have not been cured.

(h)         To its knowledge there are no liens or encumbrances against the Personal Property listed on the schedule for its Facility attached hereto as Exhibit C-1 through C-6other than those in connection with the existing first mortgage, if any, affecting its Facility.

(i)             It is not a “foreign person” as that term is defined in the I.R.C., Section 1445(F)(3).

(j)            It does not have any employees, and all staff and personnel at its Facility are the employees of the management company.

4.02.                     Any reference in this Article 4 to the knowledge of any Seller shall refer only to the current actual knowledge of Douglas L. Mulvaney and shall not be construed, by imputation or otherwise, to refer to the knowledge of any Seller or any other officer, employee, representative or affiliate thereof or to impose upon such designated persons any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains.

4.03.                     The representations of the Sellers contained in Section 4.01 shall survive the Closing until the date six (6) months from the date thereof unless a written claim in respect thereof is still pending on such date (in which case the relevant representations shall survive as to the pending claim until its final resolution) (the “Survival Period”).

4.04.                     Except as expressly set forth in this Agreement, Purchaser may not bring any action against any Seller, nor shall Purchaser be entitled to recover any damages from any Seller, for a breach of any of the representations of any other Seller contained in this Agreement or in any agreement delivered by any other Seller to Purchaser at Closing.  Notwithstanding anything to the contrary contained in this Agreement, the liability of each Seller in respect of it representations contained in Section 4.01 above shall be limited to One Hundred Thousand and No/100ths Dollars ($100,000.00) in the aggregate, and the recovery of such amount from such Seller shall be Purchaser’s sole and exclusive remedy in respect thereof.  Without limiting the foregoing, Purchaser may not bring any action against any Seller, nor shall Purchaser be entitled to recover any damages from any Seller for a breach of any of its representations contained in this Agreement or in any agreement delivered by such Seller to Purchaser at Closing unless and until the aggregate amount of actual damages arising out of one or more breaches by the Sellers exceeds Fifty Thousand and No/100ths Dollars ($50,000.00).  This Section 4.04 shall survive Closing.

5.              Representations of Purchaser.

5.01.                     Purchaser hereby represents to the Sellers and their respective successors and assigns as of the date hereof that:

(a)         Purchaser is a limited partnership, duly organized and validly existing under the laws of the State of Delaware, and is authorized to own its property and conduct its business in each jurisdiction where it is required to be so authorized.

(b)         Purchaser has the legal right, power and authority to enter into this Agreement and will prior to Closing have all legal right, power and authority to perform all its obligations hereunder, and the execution and delivery of this Agreement by Purchaser and the performance by Purchaser of its obligations hereunder (i) have been duly authorized, or will be duly authorized by Closing, by all requisite action, and (ii) shall not conflict with, or result in a breach or violation of, or be modified, restricted or precluded by (w) any of the terms, conditions and provisions of the organizational documents of Purchaser, (x) any order, judgment, writ, injunction or decree of any court or governmental instrumentality which has been served or otherwise received by Purchaser, (y) any agreement or instrument to which Purchaser is a party or by which it is bound, or to which it or any portion of its property is subject, or (z) any law, rule or regulation.

5.02.                     The representations of Purchaser contained in Section 5.01 shall survive the Closing until expiration of the Survival Period.

6.              Brokerage.

6.01.                     Neither party has had any contact or dealings regarding the Property, or any communication in connection with the subject matter of this transaction, through any real estate broker or other person who can claim a right to a commission or finder’s fee in connection with the sale contemplated herein, other than with Newmark Grubb Knight Frank (“Broker”), whose commission, if any, the Sellers shall pay in accordance with a separate agreement between the Sellers and Broker.  In the event any broker or finder other than Broker claims a commission or finder’s fee based upon any contact, dealings or communication, the party through whom such broker or finder makes its claim shall be responsible for said commission or fee and all costs and expenses (including reasonable attorneys’ fees) incurred by the other party in defending against the same.  The party through whom any broker or finder other than Broker makes a claim shall hold harmless, indemnify and defend the other party hereto, its successors and assigns, agents, employees, directors, officers, trustees, shareholders, members from and against any and all obligations, liabilities, claims, demands, liens, encumbrances and losses (including reasonable attorneys’ fees), whether direct, contingent or consequential, arising out of, based on, or incurred as a result of such claim.

6.02.                     The provisions of this Article 6 shall survive the Closing.

7.              Operations.

7.01.                     Between the date hereof and the Closing, each Seller shall operate and maintain its applicable Facility in its customary manner in all material respects subject to normal wear and tear, casualty and condemnation, but shall not be obligated to undertake any capital improvements.  Until the Closing Date each Seller shall maintain insurance on its applicable Facility as currently insured to the extent commercially available, except for such changes as shall be consented to by Purchaser, which approval shall not be unreasonably withheld.

7.02.                     Between the date hereof and the Closing, each Seller may modify, amend, terminate and enter into new leases for space in its applicable Facility in accordance with its current business practices.  No Seller shall offer discounts, free rent, or other tenant incentives, except in accordance with its current leasing policies, but in no event shall such discounts, free rent, or other tenant incentives exceed one (1) months rent.

7.03.                     Between the date hereof and the Closing, each Seller without the written consent of Purchaser, shall not enter into any contract that will be an obligation affecting its applicable Facility subsequent to the Closing, except contracts that are terminable without cause on 30-days’ notice.

7.04.                     Between the date hereof and the Closing, no Seller shall voluntarily encumber any of the Real Property without the written consent of Purchaser.

7.05.                     Between the date hereof and the Closing, Seller shall not hire any employees or enter into any employment agreements with respect to its Facility.

7.06.                     As of Closing, any existing management agreements relating to the Facilities shall be terminated.

8.              Closing Adjustments; Transfer of Security Deposits.

8.01.                     A statement of prorations and other adjustments with respect to each Facility (collectively, the “Closing Statement”) shall be prepared by the applicable Seller in conformity with the provisions of this Agreement and submitted to Purchaser for review, comment and approval (not to be unreasonably withheld).  The following items in respect of each Facility shall be apportioned on a per diem basis at Closing in an equitable manner as of the close of business on the day prior to the Closing Date (the “Adjustment Date”) so that, except as expressly provided below, the income and expense items with respect to the period up to and including the Adjustment Date will be for Sellers’ account and the income and expense items with respect to the period after the Adjustment Date will be for Purchaser’s account:

(a)         Rents. Each Seller shall deliver to Purchaser an updated rent roll with respect to its Facility, as of the Adjustment Date.  Any prepaid rent (rent for a period from and after the Closing Date) received prior to the Closing Date shall be credited to the Purchaser at Closing.  All rights with respect to unpaid rents that relate to periods prior to the Closing Date shall be assigned to Purchaser at Closing, and Purchaser shall give the Sellers a credit equal to (i) 100% of the earned and uncollected amount of such rents that relate to Leases where the tenant is less than 30 days past due as of the Closing Date, and (ii) 50% of the amount of the earned and uncollected amount of such rents that relate to Leases where the tenant is no less than 30 days and no more than 60 days past due as of the Closing Date.  Each Seller shall promptly remit to Purchaser any rents or other amounts received from tenants after the Closing Date.

(b)         Taxes.  All real and personal property taxes and other taxes imposed on the owner of each Facility, as owner, and not paid by others, assuming that such taxes are paid with the maximum allowable discount.  If the Closing shall occur before the taxes are fixed for the current tax year with respect to any Facility, the apportionment of such taxes shall be tentatively made on the basis of the best available information on the current assessment and tax rate and shall be finally adjusted (and any necessary payments shall be made) at such time as the tax bill shall be issued.  If after the Closing there shall be a retroactive increase in the assessment of any Facility and a corresponding increase in the real or personal property taxes imposed on the owner of such Facility: (i) if such increase (other than an increase arising solely from the sale of the Property to Purchaser) shall relate to the tax year in which the Closing occurred such increase shall be prorated by the applicable Seller and Purchaser on a per diem basis based on their respective periods of ownership during the period such increase is effective, (ii) if such increase shall relate to any tax year subsequent to the tax year which the Closing occurred, such increase shall be the obligation of Purchaser, and (iii) if such increase shall relate to any tax year prior to the tax year in which the Closing occurred, such increase shall be the obligation of the applicable Seller.

(c)          Utilities.  Utility charges, payable by the owner of each Facility, including water and sewer charges, except that where practicable, utility readings shall be taken on the day prior to the Closing, and the applicable Seller shall bear the charges for utility services based on such reading and Purchaser shall bear charges for all such utility services thereafter.

(d)         Service Contracts.  Income from and charges under the Service Contracts not terminated at Closing and any transferable permits and licenses necessary for the operation of its Facility.

(e)          Other.  Other such items that are customarily prorated in transactions of this nature.

(f)           Refunds.  The Sellers shall receive a credit at Closing in the amount of all deposits under the Service Contracts which are assigned to Purchaser at Closing.

8.02.                     Any item of income or accrued or prepaid expense which should be apportioned and which is not or cannot be apportioned as of the Adjustment Date shall be reasonably estimated by the Sellers at Closing (for purposes of the Closing Statement) and then duly apportioned and prorated as soon as determined.

8.03.                     The Sellers shall pay for all real property transfer taxes due upon recordation of the deeds, if any.  Purchaser shall pay for the cost of the modifications and endorsements to the Title Policy (other than the premium for the base Title Policy which will be paid by the Sellers), all deed recordation fees, any updates to the Surveys, Purchaser’s attorneys fee and one-half of any fees charged by Escrow Agent for its services hereunder.  The Sellers shall pay the premium for the base Title Policy (but not the cost of extended coverage or any endorsements thereto), the Sellers’ attorney’s fees, and one-half of any fees charged by Escrow Agent for its services hereunder.

8.04.                     In the event of any reduction in the assessed valuation of any parcel of the Real Property for any fiscal year, the net amount of any tax savings, after deduction of reasonable expenses and tax service fees shall (a) with respect to fiscal years (for real estate taxes) ending prior to the fiscal year in which the Adjustment Date shall occur, be payable to the applicable Seller, (b) with respect to the fiscal year (for real estate taxes) in which the Adjustment Date shall occur, be adjusted between the applicable Seller and Purchaser as of the Adjustment Date so that the amount of such savings with respect to the period up to (and including) the Adjustment Date shall be payable to the applicable Seller and the remaining amount shall be payable to Purchaser and (c) with respect to all fiscal years after the fiscal year in which the Adjustment Date shall occur, be payable to Purchaser. Notwithstanding the foregoing Purchaser shall not adjust or settle any such protest or proceeding with respect to such fiscal years ending prior to the fiscal year in which the Adjustment Date shall occur without the prior written consent of the applicable Seller, which consent shall not be unreasonably withheld or delayed.  Any such protest or proceeding which relates in whole or in part to any period after the Adjustment Date shall be prosecuted by Purchaser.  Any such protest or proceeding which relates in whole or in part to periods prior to the Adjustment Date may be prosecuted by the applicable Seller provided any settlement of the same shall be subject to the consent of Purchaser, which consent shall not be unreasonably withheld.

8.05.                     Any post-closing adjustments due either party shall be promptly made.  Each Seller shall pay over to Purchaser any amounts received by it following the Closing in respect of its Facility to which Purchaser is entitled not more than ten (10) days from the date received.

8.06.                     All refundable deposits held by each Seller pursuant to the terms of the Leases relating to its Facility shall, together with accrued interest thereon (but only (i) if such interest is required by law and/or said Leases to be paid to tenant under such Leases or (ii) if said Leases require such interest to become a part of such security deposit), if any, be transferred to Purchaser as a credit against the Purchase Price at Closing and thereafter Purchaser shall indemnify the applicable Seller from and against any and all claims, by tenants, their successors and assigns for such refundable deposits and interest thereon.  All accrued interest under said security deposits, if any, which is not required to be transferred to Purchaser by the immediately preceding sentence shall be for the account of the Sellers.

8.07.                     The provisions of this Article 8 shall survive the Closing until the date which is twelve (12) months from the Closing Date, except for Section 8.06, which shall survive indefinitely.

9.              Closing Documents.

9.01.                     Each Seller shall deliver, or cause to be delivered, to Purchaser on the Closing Date:

(a)         a deed, in the form of Exhibit 9.01(a), duly executed by such Seller and acknowledged in form suitable for recording, conveying to Purchaser fee simple title to the Real Property associated with its Facility (a “Deed”);

(b)         four originals of a bill of sale in the form of Exhibit 9.01(b) (a “Bill of Sale”) duly executed by such Seller with respect to the Personal Property associated with its Facility;

(c)          four originals of an assignment and assumption of leases in the form of Exhibit 9.01(c) duly executed by such Seller, assigning to Purchaser all of such Seller’s interest in the Leases associated with its Facility (an “Assignment and Assumption of Leases”);

(d)         four originals of an assignment and assumption of contracts in the form of Exhibit 9.01(d) duly executed by such Seller, assigning to Purchaser all of such Seller’s interest in the Service Contracts and all assignable licenses, intangibles and warranties associated with its Facility (an “Assignment and Assumption of Contracts”);

(e)          four originals of a letter in the form of Exhibit 9.01(e), signed by such Seller, advising the tenants of the transfer of ownership of its Facility to Purchaser;

(f)           a non-foreign status certification duly executed by such Seller, certifying that such Seller is not a “foreign person”, pursuant to Section 1445 (as may be amended) of the Internal Revenue Code of 1986, as amended (“Code”);

(g)          to the extent such Seller can truthfully give the same, an American Land Title Association extended coverage statement/affidavit or reasonable equivalent thereof regarding title, mechanics liens and such other customary matters as may be reasonably requested by the Title Insurance Company in order to cause it to issue the Title Policy with respect to its Facility;

(h)         a schedule, certified by such Seller, of rent arrearages as of the Closing Date, together with an updated certified rent roll with respect to its Facility;

(i)             certified resolutions, incumbency certificates and other evidence reasonably satisfactory to the Title Insurance Company as to the authority of such Seller to consummate the transactions contemplated by this Agreement;

(j)            all keys for its Facility in the possession of such Seller;

(k)         the Closing Statement related to its Facility, signed by such Seller, setting forth the prorations and adjustments to be made pursuant to Article 8 above;

(l)             an affidavit or other statement acceptable to Escrow Agent providing the information necessary for the Escrow Agent to file the Form 1099 required by the provisions of Section 6045(e) of the Code and the Escrow Agent’s acceptance of the obligation to file such form;

(m)     any necessary state, county or local governmental transfer tax forms or returns;

(n)         a certificate certifying to Purchaser that all representations of such Seller contained herein are true and correct in all material respects as of Closing, or if untrue, specifying which are not true and correct; and

(o)         four originals of the water well agreement (the “Water Well Agreement”) in the form of Exhibit 9.01(o), signed by The PMSV Gosling, LP only.

In addition, at Closing, Mini Storage Manager, Inc., a Texas corporation, Guy J. Robertson Jr. and Douglas L. Mulvaney and shall deliver, or cause to be delivered to Purchaser, the Agreement Not To Compete in the form attached hereto as Exhibit 17.21.

9.02.                     Purchaser shall deliver, or cause to be delivered to the Sellers on the Closing Date:

(a)         the balance of the Purchase Price due pursuant to Section 1.02, in immediately available funds by Federal Reserve Bank wire transfer to such account(s) and bank(s) as the Sellers shall designate in writing;

(b)         four originals of each of the Assignment and Assumption of Leases duly executed by Purchaser;

(c)          four originals of each of the Assignment and Assumption of Contracts duly executed by Purchaser;

(d)         certified resolutions (which may be standing resolutions) , incumbency certificates and other evidence reasonably satisfactory to the Sellers as to the authority of Purchaser to consummate the transactions contemplated by this Agreement;

(e)          each of the Closing Statements signed by Purchaser;

(f)           any necessary state, county or local governmental transfer tax forms or returns;

(g)          A certificate certifying to the Sellers that all representations of Purchaser contained herein are true and correct in all material respects as of Closing, or if untrue, specifying which are not true and correct; and

(h)

9.03.                     (Intentionally Deleted)

10.       Notices.  All notices required or permitted to be given pursuant to the terms hereof shall be in writing and shall be delivered either by (a) certified mail, return receipt requested, in which case notice shall be deemed received three (3) business days after deposit, postage prepaid in the U.S. mail, (b) a reputable messenger service or a nationally recognized overnight courier, in which case notice shall be deemed received one (1) business day after deposit with such messenger or courier, (c) facsimile, electronic mail, or other telecopy transmission (i.e. Portable Document File, etc. delivered via electronic mail), followed with “hard copy” sent by a nationally recognized overnight courier, in which case notice shall be deemed received when the facsimile or other telecopy or electronic transmission is received, provided such receipt occurs before 6:00 p.m. recipient’s local time on a business day, otherwise at 8:30 a.m. recipient’s local time on the next business day or (d) personal delivery with receipt acknowledged in writing, in which case notice shall be deemed received upon delivery.  Notices shall be deemed given or sent upon deposit in the U.S. mail in the case of clause (a) above, or upon deposit with a reputable messenger or courier in the case of clause (b) above.  Notices shall be deemed given or sent upon the sending of such transmission in the case of clause (c) above or upon receipt in the case of clause (d).  All such notices shall be addressed as follows:

To any Seller:	GJR Investment Management, Inc.

10575 West Office Drive
Houston, Texas 77042

	Telephone:	(713) 706-4531
	Facsimile:	(713) 827-0710
	email:	dlm@privatemini.com
	Attention:	Douglas L. Mulvaney

With copy to:
Nathan Sommers Jacobs
2800 Post Oak Blvd., 61st Floor
Houston, Texas 77056
	Telephone:	(713) 892-4833
	Facsimile:	(713) 892-4800
	email:	mnathan@nathansommers.com
	Attention:	Marvin D. Nathan, Esq.

To Purchaser:	CubeSmart, L.P.
460 East Swedesford Road
Suite 3000
Wayne, Pennsylvania 19087
Telephone: 610-293-5792
Facsimile: 610-293-5720
Email: jperry@cubesmart.com
Attn: Jonathan Perry

With copies to:	CubeSmart, L.P.
460 East Swedesford Road
Suite 3000
Wayne, Pennsylvania 19087
Telephone: 610-293-5765
Facsimile: 610-293-5720
Email: jfoster@cubesmart.com
Attn: Jeffrey P. Foster

And

Morgan, Lewis & Bockius, LLP
1701 Market Street
Philadelphia, Pennsylvania 19103
Telephone: 215-963-5204
Facsimile: 215-963-5001
Email: jtbishop@morganlewis.com
Attn: Jeannine T. Bishop, Esq.

To Escrow Agent:	Stewart Title - Houston
3201 Kirby Drive, Tower Suite 300
Houston, Texas 77098
	Telephone:	(713) 527-6512
	Facsimile:	(713) 528-3260
	email:	sreel@stewart.com
	Attention:	Sanford Reel

The foregoing addresses may be changed by written notice to the other party as provided herein. Counsel for any party may give notices to the other party with the same effect as if given by the party.  Rejection or other refusal to accept or inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice, request or other communication.

11.       Damage to Property; Taking. The following provisions shall govern and control between the parties notwithstanding any contrary provisions of the applicable law:

11.01.              If, prior to the Closing, any Facility or any part thereof is damaged by casualty for which in the judgment of a licensed architect or engineer selected by the applicable Seller with reasonable approval by Purchaser the cost of repair does not exceed, in the aggregate, Five Hundred Thousand Dollars and no/100ths Dollars ($500,000.00) (the “Casualty Threshold”), the Closing shall proceed without regard to such damage and the applicable Seller shall assign to Purchaser all insurance proceeds, and claims of such Seller thereto, attributable to such Facility arising from the casualty, together with the proceeds of any rent loss insurance allocable to periods after the Closing Date, and Purchaser shall receive a credit against the Purchase Price equal to the amount of the deductible and for any uninsured loss.  Purchaser’s credit described in the immediately preceding sentence shall be reduced by the reasonable cost of repairs incurred by the applicable Seller in order to shore up any dangerous condition arising out of such casualty.  If, prior to the Closing, there has been any taking by eminent domain, but there has been no Material Taking (as defined below), the Closing shall proceed without regard to any such taking by eminent domain and the applicable Seller shall pay over and assign to Purchaser all awards recovered or recoverable on account of such taking.

11.02.              If any Facility or any part thereof is damaged by casualty for which, in the judgment of a licensed architect or engineer selected by the applicable Seller with the reasonable approval of Purchaser, the cost of repair is in excess of the Casualty Threshold (a “Material Casualty”), Purchaser may designate such Facility as a Suspended Facility by sending written notice (a “Casualty Objection Notice”) to the applicable Seller within fifteen (15) days of learning of such Material Casualty, and the Scheduled Closing Date shall be extended, if necessary, to provide Purchaser with a full fifteen (15) days to make such determination.  If Purchaser timely delivers a Casualty Objection Notice with respect to such Facility, such Facility shall be designated as a Suspended Facility and shall be subject to the provisions of Article 15 hereof.

11.03.              If any Facility or any part thereof is taken by eminent domain prior to the Closing Date which taking materially and adversely affects the then current use or value of such Facility (a “Material Taking”) Purchaser may elect to terminate this Agreement with respect to such Facility by sending written notice to the applicable Seller within fifteen (15) days of learning of the same, and the Scheduled Closing Date shall be extended, if necessary, to provide Purchaser with a full fifteen (15) days to make such determination.  Upon such termination, the applicable Facility Deposit Amount with respect to such Facility shall be promptly returned to Purchaser and the parties shall, subject to the satisfaction of all other terms and conditions applicable to the respective parties’ obligations hereunder, be obligated to proceed to Closing with respect to the remaining Facilities, provided that at Closing the Purchaser Price shall be reduced by the Applicable Facility Amount for such Facility and the parties shall have no further obligations with respect to such Facility except for such obligations that expressly survive the termination of this Agreement.

11.04.              If (i) Purchaser does not timely deliver a Casualty Objection Notice with respect to a Material Casualty, or (ii) Purchaser does not timely terminate this Agreement with respect to the applicable Facility after a Material Taking, the Closing shall proceed without regard to such damage, taking or notice of taking, as the case may be, and the applicable Seller shall assign to Purchaser all insurance proceeds, and claims of such Seller thereto, arising from the casualty, together with the proceeds of any rent loss insurance allocable to periods after the Closing Date, and Purchaser shall receive a credit against the Purchase Price equal to the deductible amount and/or coinsurance amount under the applicable insurance policy, or the applicable Seller shall pay over and assign to Purchaser all awards recovered or recoverable on account of such taking, as the case may be, and the applicable Seller shall not compromise, settle, or adjust any claims to such proceeds, or awards, without Purchaser’s prior written consent, which consent shall not unreasonably be withheld.  Notwithstanding the foregoing, such Seller shall be entitled to retain insurance proceeds, and/or reduce Purchaser’s credit described in the immediately preceding sentence, in an aggregate amount equal to all reasonable collection costs and all reasonable costs incurred by such Seller in order to shore up such Facility.

12.       Remedies.

12.01.              In the event that the Closing does not occur solely as a result of a default by Purchaser, Purchaser shall have three (3) business days after the then scheduled Closing Date to cure the same and if Purchaser do not timely cure said default Seller may, as its sole and exclusive remedy for a Purchaser default hereunder, direct the Escrow Agent in accordance with Section 13 below to deliver the Deposit to the Sellers and the Sellers shall retain the Deposit as liquidated damages.  The parties have agreed that the Sellers’ actual damages, in the event of a default by Purchaser, would be extremely difficult or impracticable to determine.  THEREFORE, THE PARTIES ACKNOWLEDGE THAT THE AMOUNT OF THE DEPOSIT HAS BEEN AGREED UPON AS THE PARTIES’ BEST, AND THEY BELIEVE REASONABLE, ESTIMATE OF THE SELLERS’ DAMAGES AND AS THE SELLERS’ SOLE AND EXCLUSIVE REMEDY AGAINST PURCHASER, AT LAW OR IN EQUITY, IN THE EVENT OF A DEFAULT UNDER THIS AGREEMENT ON THE PART OF PURCHASER.  THE PARTIES FURTHER ACKNOWLEDGE THAT THE FOREGOING LIQUIDATED DAMAGES ARE INTENDED NOT AS A PENALTY, BUT AS FULL LIQUIDATED DAMAGES IN THE EVENT OF PURCHASER’S DEFAULT.

12.02.              In the event that the Closing does not occur solely as a result of a default on the part of a Seller hereunder, the Sellers shall have three (3) business days after the then scheduled Closing Date to cure the same and if the Sellers do not timely cure said default Purchaser may, as its sole and exclusive remedies, either (i) subject to and in accordance with Section 3.02, terminate this Agreement and receive a return of its Deposit, or (ii) enforce specific performance of this Agreement against the Sellers provided that Purchaser instructs the Escrow Agent in writing to continue to hold the Deposit until a decision is issued in the specific performance legal proceedings or instructs the Escrow Agent to tender the Deposit in good funds into the registry of the District Courts of Harris County, Texas, within thirty (30) days following the date of Closing (after taking into account the applicable grace period) and institutes legal proceedings against the Sellers for specific performance within such thirty (30) day (after taking into account the applicable grace period) period.  If Purchaser fails to enforce specific performance of this Agreement in a timely manner under this Section 12.02, Purchaser shall be deemed conclusively to have elected to terminate this Agreement and to obtain a refund of its Deposit as its sole and exclusive remedy against the Sellers.  Purchaser shall not be entitled to any other remedy for damages or otherwise which it may have at law or in equity as a consequence of such default.

12.03.              The provisions of this Article 12 shall not limit or restrict Purchaser or any Seller from seeking to enforce or otherwise seeking damages relating to any provisions of this Agreement which expressly survive the termination of this Agreement, Purchaser’s indemnity of the Sellers pursuant to Sections 2.01 and 2.03 above, or the mutual indemnities set forth in Article 6 above.

12.04.              PURCHASER HEREBY EXPRESSLY WAIVES, RELEASES AND RELINQUISHES ALL CLAIMS, DAMAGES AND ACTIONS FOR, AND AGREES THAT THE SELLERS SHALL NOT BE LIABLE FOR, ANY SPECIAL, CONSEQUENTIAL, PUNITIVE, OR OTHER SIMILAR-TYPE DAMAGES BY REASON OR IN CONSEQUENCE OF ANY SELLER’S DEFAULT HEREUNDER.  EACH SELLER HEREBY EXPRESSLY WAIVES, RELEASES AND RELINQUISHES ALL CLAIMS, DAMAGES AND ACTIONS FOR, AND AGREES THAT PURCHASER SHALL NOT BE LIABLE FOR, ANY SPECIAL, CONSEQUENTIAL, PUNITIVE, OR OTHER SIMILAR-TYPE DAMAGES BY REASON OR IN CONSEQUENCE OF PURCHASER’S DEFAULT HEREUNDER.

13.       Escrow of Deposit.

13.01.              The Deposit shall be held in escrow by Escrow Agent in an interest bearing account until disbursed as herein provided.  Any interest accrued on the Deposit shall be paid to whichever party is entitled to the Deposit in accordance with the provisions of this Agreement.  The Deposit shall be held and disbursed by Escrow Agent in the following manner:

(a)         to the Sellers at the Closing upon consummation of the Closing; or

(b)         to the Sellers upon receipt by Escrow Agent of written demand therefor, stating that Purchaser has defaulted in the performance of Purchaser’s obligations under this Agreement and the facts and circumstances underlying such default or that the Sellers are otherwise entitled to the Deposit pursuant to the terms of this Agreement and certifying the basis for its entitlement under this Agreement; provided, however, that Escrow Agent shall not honor such demand until at least ten (10) days after it has sent a copy of such demand to Purchaser, nor thereafter, if Escrow Agent shall have received written notice of objection from Purchaser in accordance with the provisions of Section 13.02; or

(c)          to Purchaser upon receipt of written demand therefor, stating that either a Seller shall have defaulted in the performance of it’s obligations under this Agreement and the facts and circumstances underlying such default or that Purchaser is otherwise entitled to the Deposit under the provisions of this Agreement and certifying the basis for its entitlement under this Agreement; provided, however, that Escrow Agent shall not honor such demand until at least ten (10) days after it has sent a copy of such demand to the Sellers, nor thereafter if Escrow Agent shall have received written notice of objection from the Sellers in accordance with the provisions of Section 13.02.

13.02.              Upon receipt of written demand for the Deposit by Purchaser or the Sellers pursuant to clause (b) or (c) of Section 13.01, Escrow Agent shall promptly send a copy thereof to the other party.  The other party shall have the right to object to the delivery of the Deposit by sending written notice of such objection to Escrow Agent within the greater of five (5) days or three (3) business days after Escrow Agent delivers a copy of the written demand to the objecting party but not thereafter.  Such notice shall set forth the basis for objecting to the delivery of the Deposit.  Upon receipt of such notice, Escrow Agent shall promptly send a copy thereof to the party who made the written demand.

13.03.              In the event of any dispute between the parties regarding the Deposit, Escrow Agent shall disregard all instructions received and at its option either (i) hold the Deposit until the dispute is mutually resolved and Escrow Agent is advised of fact in writing by both the Sellers and Purchaser, or Escrow Agent is otherwise instructed by a final non-appealable judgment of a court of competent jurisdiction, or (ii) deposit the Deposit into a court of competent jurisdiction (whereupon Escrow Agent shall be released and relieved of any and all liability and obligations hereunder from and after the date of such deposit).

13.04.              In the event Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive conflicting instructions, claims or demands from the parties hereto, or instructions which conflict with any of the provisions of this Agreement, Escrow Agent shall be entitled (but not obligated) to refrain from taking any action other than to keep safely the Deposit until Escrow Agent shall be instructed otherwise in writing signed by both the Sellers and Purchaser, or by final judgment of a court of competent jurisdiction.

13.05.              Escrow Agent may rely upon, and shall be protected in acting or refraining from acting upon, any written notice, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper party or parties, provided that any modification of this Article 13 shall be signed by Escrow Agent, Purchaser and the Sellers.

13.06.              The Sellers and Purchaser shall jointly and severally hold Escrow Agent harmless against any loss, damage, liability or expense incurred by Escrow Agent not caused by its willful misconduct or gross negligence, arising out of or in connection with its entering into this Agreement and the carrying out of its duties hereunder, including the reasonable costs and expenses of defending itself against any claim of liability or participating in any legal proceeding.  Escrow Agent may consult with counsel of its choice, and shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel.

13.07.              Escrow Agent may resign at will and be discharged from its duties or obligations hereunder by giving notice in writing of such resignation specifying a date when such resignation shall take effect; provided, however, that (i) prior to such resignation a substitute escrow agent is approved in writing by the Sellers and Purchaser, which approval shall not be unreasonably withheld or delayed, or (ii) Escrow Agent shall deposit the Deposit with a court of competent jurisdiction.  After such resignation, Escrow Agent shall have no further duties or liability hereunder.

13.08.              Purchaser and the Sellers, together, shall have the right to terminate the appointment of Escrow Agent hereunder by giving to it notice of such termination, specifying the date upon which such termination shall take effect and designating a replacement escrow agent, who shall sign a counterpart of this Agreement.  Upon demand of such successor escrow agent, the Deposit shall be turned over and delivered to such successor escrow agent, who shall thereupon be bound by all of the provisions hereof.

13.09.              The Sellers and Purchaser shall each be responsible for one-half (1/2) of any reimbursement to Escrow Agent of any out-of-pocket expenses, disbursements and advances (including reasonable attorneys’ fees) incurred or made by Escrow Agent in connection with the carrying out of its duties hereunder.

13.10.              Escrow Agent’s agreements and obligations hereunder shall terminate and Escrow Agent shall be discharged from further duties and obligations hereunder upon final payment of the Deposit in accordance with the terms of this Agreement.

14.       Survival; Disclaimer; Waiver.

14.01.              The representations, covenants, agreements and indemnities contained in this Agreement shall not survive the Closing, except to the extent otherwise expressly provided herein.

14.02.              PURCHASER HEREBY ACKNOWLEDGES AND AFFIRMS THAT THE SELLERS DO NOT, BY THE EXECUTION AND DELIVERY OF THIS AGREEMENT, AND THE SELLERS SHALL NOT, BY THE EXECUTION AND DELIVERY OF ANY DOCUMENT OR INSTRUMENT EXECUTED AND DELIVERED IN CONNECTION WITH THE CLOSING, MAKE ANY WARRANTY, EXPRESS OR IMPLIED, OF ANY KIND OR ANY NATURE WHATSOEVER WITH RESPECT TO THE PROPERTY OR ANY PART THEREOF (INCLUDING WITHOUT LIMITATION THE DIMENSIONS OR THE SQUARE FOOTAGE OF THE PROPERTY OR ANY PART THEREOF), AND ALL SUCH WARRANTIES ARE HEREBY DISCLAIMED, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, THE DEEDS AND THE DOCUMENTS AND MATERIALS DELIVERED BY THE SELLERS AT CLOSING.  EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THE DEEDS AND THE DOCUMENTS DELIVERED BY THE SELLERS AT CLOSING, THE SELLERS MAKE NO EXPRESS OR IMPLIED WARRANTY OF SUITABILITY OR FITNESS OF THE PROPERTY OR ANY PART THEREOF FOR ANY PURPOSE, OR AS TO THE MERCHANTABILITY, TITLE, VALUE, QUALITY, CONDITION OR SALABILITY OF ANY OF THE PROPERTY OR ANY PART THEREOF.  THE SALE OF THE PROPERTY BY THE SELLERS TO PURCHASER SHALL BE “AS IS” AND “WHERE IS” AND PURCHASER IS RELYING SOLELY ON THE TITLE COMMITMENTS AS TO TITLE MATTERS AND THE RESULTS OF ITS TESTS AND INSPECTIONS PERMITTED UNDER THIS AGREEMENT AS TO THE PHYSICAL

CONDITION OF THE PROPERTY EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, THE DEEDS AND SUCH DOCUMENTS AND MATERIALS DELIVERED BY THE SELLERS AT CLOSING.  PURCHASER HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED AND WILL NOT RELY ON, AND THE SELLERS ARE NOT LIABLE OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR ANY PART THEREOF OR RELATING THERETO (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, OFFERING PACKAGES DISTRIBUTED WITH RESPECT TO THE PROPERTY) MADE OR FURNISHED BY ANY SELLER, ANY MANAGER OF THE PROPERTY OR ANY PART THEREOF OR ANY REAL ESTATE ADVISOR OR AGENT REPRESENTING OR PURPORTING TO REPRESENT ANY OR ALL OF THE SELLERS, TO WHOMEVER MADE OR GIVEN DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, UNLESS SPECIFICALLY SET FORTH IN THIS AGREEMENT, THE DEEDS OR SUCH DOCUMENTS AND MATERIALS TO BE DELIVERED BY THE SELLERS AT CLOSING.

14.03.              WITHOUT LIMITING THE GENERALITY OF SECTION 14.02, PURCHASER ACKNOWLEDGES THAT CERTAIN MATERIALS AND SUBSTANCES THAT WERE IN COMMON USE WITHOUT REGULATION AT AND SINCE THE ORIGINAL CONSTRUCTION OF THE IMPROVEMENTS MAY NOW BE DEEMED TO BE HAZARDOUS MATERIALS OR HAZARDOUS SUBSTANCES UNDER APPLICABLE LAW OR THE USE, OR THE METHOD OF USE, OF SUCH ITEMS MAY NOW BE PROHIBITED OR REGULATED, THAT SOME OF THOSE MATERIALS AND SUBSTANCES MAY HAVE BEEN USED IN THE CONSTRUCTION OR REPAIR OF THE IMPROVEMENTS OR THE SUBSEQUENT MAINTENANCE OF THE PROPERTY OR ANY PART THEREOF, THAT OWNERS OF THE PROPERTY OR ADJACENT PROPERTY MAY HAVE STORED, RELEASED, TRANSPORTED OR OTHERWISE DISPOSED OF MATERIAL ON SUCH PROPERTIES DEEMED TO BE HAZARDOUS SUBSTANCES UNDER APPLICABLE LAW, AND THAT, NOTWITHSTANDING THE SELLERS MAKING AVAILABLE ANY ENVIRONMENTAL STUDIES, ENGINEERING REPORTS OR OTHER INVESTIGATIONS, PURCHASER SHALL BE SOLELY RESPONSIBLE FOR ALL INVESTIGATION OR INQUIRY INTO SUCH ITEMS AND NEITHER THE SELLERS NOR THEIR PREDECESSORS IN TITLE SHALL HAVE ANY LIABILITY WHATSOEVER TO PURCHASER FOR ANY CLAIMS RELATING TO OR ARISING FROM THE EXISTENCE, REMOVAL AND REMEDIATION (INCLUDING CONSEQUENTIAL DAMAGES) OF SUCH ITEMS.  THE FOREGOING SHALL NOT BE INTERPRETED TO WAIVE ANY CLAIM OF PURCHASER WITH RESPECT TO ANY BREACH BY ANY SELLER OF ITS REPRESENTATIONS IN THIS AGREEMENT AND THE DOCUMENTS AND MATERIALS TO BE DELIVERED BY THE SELLERS AT CLOSING.  PURCHASER REPRESENTS TO THE SELLERS THAT, EXCEPT TO THE EXTENT OF TESTS AND INVESTIGATIONS, IF ANY, TO WHICH THE APPLICABLE SELLER DOES NOT CONSENT FOLLOWING RECIEPT OF A REQUEST TO PERFORM THE SAME FROM PURCHASER PURSUANT TO ARTICLE 2 OF THIS AGREEMENT, PURCHASER HAS CONDUCTED, OR DURING THE ENVIRONMENTAL DUE DILIGENCE PERIOD, WILL CONDUCT SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS PURCHASER DEEMS NECESSARY OR DESIRABLE TO SATISFY ITSELF AS TO THE

CONDITION OF THE PROPERTY AND THE EXISTENCE OR NON-EXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS MATERIALS ON OR DISCHARGED FROM THE PROPERTY OR ANY PART THEREOF, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF ANY SELLER, OR ANY OF THEIR AGENTS OR EMPLOYEES WITH RESPECT THERETO.  UPON CLOSING, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER’S INVESTIGATIONS, AND PURCHASER, UPON CLOSING, SHALL BE DEEMED (EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN OR WITH RESPECT TO THE SELLERS’ OBLIGATIONS SET FORTH IN THE DOCUMENTS TO BE DELIVERED BY THE SELLERS AT CLOSING) TO HAVE WAIVED, RELINQUISHED AND RELEASED THE SELLERS (AND THE SELLER REPRESENTATIVE, AND ALL OF THEIR RESPECTIVE SELLERS’ OFFICERS, TRUSTEES, DIRECTORS, SHAREHOLDERS, MEMBERS, PRINCIPALS, EMPLOYEES AND AGENTS) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT OR UNDER ANY ENVIRONMENTAL LAW) LOSSES, DAMAGES, LIABILITIES, PENALTIES (WHETHER BASED ON STRICT LIABILITY OR OTHERWISE), COSTS AND EXPENSES (INCLUDING REASONABLE ATTORNEYS’ FEES) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN WHICH PURCHASER MIGHT HAVE ASSERTED OR ALLEGED AGAINST ANY OF THE SELLERS (AND THE SELLER REPRESENTATIVE, AND ALL OF THEIR RESPECTIVE OFFICERS, TRUSTEES, DIRECTORS, SHAREHOLDERS, MEMBERS, PRINCIPALS, EMPLOYEES AND AGENTS) AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS (INCLUDING, WITHOUT LIMITATION, ANY ENVIRONMENTAL LAWS OR ACCESS LAWS) AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY OR ANY PART THEREOF.

14.04.              The provisions of this Article 14 shall survive the Closing.

15.       Suspended Facilities.

15.01.              The designation of any Facility as a Suspended Facility shall not affect the obligations of the parties with respect to any of the Facilities not so designated, and subject to the satisfaction of all other terms and conditions applicable to the respective parties’ obligations hereunder, the Closing with respect to such other Facilities shall proceed as scheduled in accordance with Section 3.01, except that at the Closing of such other Facilities, (i) the Purchase Price shall be reduced by the Applicable Facility Amount for each Suspended Facility, and an amount equal to the Facility Deposit Amount for each Suspended Facility (a “Suspended Facility Deposit”) shall be retained in escrow by the Escrow Agent and shall not be credited against the Purchase Price for the other Facilities, and (ii) the representations, closing deliveries or other conditions precedent related to each Suspended Facility and the applicable Seller thereof shall not apply to such Closing.  This Agreement shall remain in full force and effect with respect to each Suspended Facility subject to the provisions of this Article 15, and at the Closing of each Suspended Facility the Purchase Price due with respect thereto shall be an amount equal to the

Applicable Facility Amount for such Suspended Facility, subject to apportionment and proration as provided herein, with the applicable Suspended Facility Deposit being credited towards such Purchase Price.

15.02.              Upon the designation of a Facility as a Suspended Facility pursuant Sections 2.01(b), 2.02(c), 2.03(b) or 11.02, the Closing Date with respect to such Suspended Facility shall be postponed to provide the applicable Seller an opportunity to cure or otherwise remedy the condition which resulted in the suspension of such Facility (the “Applicable Condition”).  The applicable Seller shall have no obligation to attempt to cure or remedy such Applicable Condition, but may do so at its election.  Within sixty (60) days after the Scheduled Closing Date, the applicable Seller shall send Purchaser written notice (an “Update Notice”) with respect to each Suspended Facility notifying Purchaser that such applicable Seller reasonably believes that is will be able to cure or otherwise remedy the Applicable Condition within twelve months after the Scheduled Closing Date.  If (a) the applicable Seller does not timely deliver an Update Notice with respect to any Suspended Facility, or (b) the applicable Seller thereafter notifies Purchaser that it is unable or unwilling to cure or otherwise remedy the Applicable Condition within twelve months after the Scheduled Closing Date, or (c) the applicable Seller fails to deliver a Cure Notice (as defined in Section 15.04 below) with respect to the Applicable Condition prior to the date that is twelve months after the Scheduled Closing Date, then this Agreement will terminate with respect to such Suspended Facility and Escrow Agent shall promptly deliver the applicable Facility Deposit Amount to Purchaser and the parties shall have no further obligations with respect to such Suspended Facility except for such obligations that expressly survive the termination of this Agreement.

15.03.              The Closing with respect to each Suspended Facility shall be on a date selected by Purchaser that is not less than thirty (30) and not more than forty (40) days after Purchaser receives the applicable Cure Notice with respect to such Suspended Facility.

15.04.              For the purposes hereof, the term “Cure Notice” shall mean a written notice from the applicable Seller with respect to any Suspended Facility, notifying Purchaser that, (i) with respect to any Suspended Facility designated as such pursuant to Section 2.01(b), the environmental consultant that prepared the environmental report identifying the applicable environmental condition, or a reputable environmental consultant selected by the applicable Seller and reasonably acceptable to Purchaser has certified to Purchaser that the environmental condition identified in the applicable Environmental Objection Notice has been cured or otherwise remedied such that it no longer constitutes a Recognized Environmental Condition, (ii) with respect to any Suspended Facility designated as such pursuant to Section 2.02(c), the applicable Seller has removed or otherwise remedied the Unpermitted Exceptions set forth in the applicable Title Objection Notice, (iii) with respect to any Suspended Facility designated as such pursuant to Section 2.03(b), the applicable Seller has substantially repaired or restored the conditions at its Facility identified in the applicable physical condition report, or (iv) with respect to any Suspended Facility designated as such pursuant to Section 11.02, the applicable Seller has repaired or restored the such Facility to substantially the same or better condition as existed prior to the Material Casualty.  For the purposes of this Agreement, the term “Facility Deposit Amount” shall mean, with respect to any Facility, a portion of the Deposit equal the Applicable Percentage (as defined below) of the initial amount of the Deposit set forth in Section 1.02(a).  For the purposes of this Agreement the term “Applicable Percentage” means, with respect to any

Facility, the percentage obtained by (a) dividing (i) the applicable factor for such Facility set forth on Exhibit 15.04, by (ii) the aggregate of the factors for all of the Facilities set forth on Exhibit 15.04, and (b) multiplying by 100.  For the purposes of this Agreement the term “Applicable Facility Amount” shall mean, with respect to any Facility, an amount equal to the Applicable Percentage of the initial amount of the Purchase Price set forth in Section 1.02 hereof.

15.05.              (Intentionally Deleted)

16.       Seller Termination Right.  If at any time prior to Closing, one(1) or more Facilities have either been designated as Suspended Facilities or this Agreement has been terminated with respect thereto pursuant to Article 2 or Article 11 hereof, then within five (5) days after any additional Facility is either designated as a Suspended Facility or this Agreement is terminated with respect thereto pursuant to Article 2 or Article 11 hereof, the Sellers may give written notice to Purchaser that the Sellers have elected to terminate this Agreement with respect to all of the remaining Facilities (a “Sellers’ Termination Notice”) unless Purchaser agrees to rescind its objection with respect to such additional Facility such that such Facility is no longer designated as a Suspended Facility, or this Agreement is no longer terminated with respect thereto, as applicable.  If Purchaser, by written notice to the Sellers within five (5) days after receipt of the Sellers’ Termination Notice, agrees to so rescind its objection with respect to such additional Facility, then this Agreement shall remain in effect and the parties shall, subject to the satisfaction of all other terms and conditions applicable to the respective parties’ obligations hereunder, be obligated to proceed to Closing with respect to such additional Facility and the remaining Facilities.  If Purchaser does not agree to its objection with respect to such additional Facility within such five (5) day period, this Agreement shall terminate in its entirety, whereupon the Escrow Agent shall promptly deliver the Deposit to Purchaser and Purchaser shall return or cause to be returned to the Sellers all unreturned Property Materials and the parties shall have no further rights or obligations hereunder, except as otherwise expressly provided herein.

17.       Miscellaneous.

17.01.              No waiver by any party of any breach hereunder shall be deemed a waiver of any other or subsequent breach.

17.02.              This Agreement may not be altered, amended, changed, waived, terminated or modified in any respect or particular unless the same shall be in writing and signed by or on behalf of the parties hereto.

17.03.              This Agreement shall be binding upon and inure to the benefit of the parties hereto and to their respective successors and assigns.  Purchaser may not assign its interest in this Agreement without the prior written consent of the Sellers.  Notwithstanding the preceding sentence, upon written notice to the Sellers at least five (5) business days prior to Closing, Purchaser shall have the one time right to assign this Agreement to any entity that is both (i) an entity directly or indirectly controlling or controlled by or under direct or indirect common control with Purchaser and (ii) at least 90% owned by Purchaser.  As used in this Agreement, the term “Purchaser” shall be deemed to include any permitted assignee, designee or other transferee of the initial Purchaser.  No assignment by Purchaser shall relieve Purchaser of any obligations hereunder.

17.04.              All understandings and agreements heretofore had between the parties hereto are merged into this Agreement and the Exhibits hereto, which fully and completely express the parties’ agreement with respect to all matters pertaining to the Property.

17.05.              THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO ANY APPLICABLE CONFLICTS OF LAW AND SHALL BE DEEMED PERFORMABLE IN HARRIS COUNTY, TEXAS.

17.06.              Each of the Exhibits attached hereto is hereby incorporated herein and made a part of this Agreement for all purposes.

17.07.              This Agreement is for the sole and exclusive benefit of the parties hereto and their respective permitted successors and assigns, and, except as specifically provided in Article 13, no third party is intended to or shall have any rights hereunder.

17.08.              (a)   The headings and captions herein are inserted for convenient reference only and the same shall not limit or construe the paragraphs or sections to which they apply or otherwise affect the interpretation hereof.

(b)         Unless the context otherwise requires, the terms “hereby”, “hereof”, “herein”, “hereunder” and any similar terms shall refer to this Agreement, and the term “hereafter” shall mean after, and the term “heretofore” shall mean before the date of this Agreement.

(c)          Unless the context otherwise requires, words of the masculine, feminine or neuter gender shall mean and include the correlative words of other genders, and words importing the singular number shall mean and include the plural number and vice versa.

(d)         Words importing persons shall include firms, associations, partnerships (including limited partnerships), limited liability companies, trusts, corporations and other legal entities, including public bodies, as well as natural persons.

(e)          An “affiliate” of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person; provided that if a person holds, directly or indirectly, a beneficial interest of 10% or more in such specified person or is an officer, director, general partner, trustee or a family member of such specified person, such person shall be deemed to be an affiliate of such specified person. For the purposes of the foregoing definition, a family member shall include a spouse, a child (natural or adopted), a spouse of any such child, a grandchild, a sister, a brother, a parent, a lineal descendant of any of the foregoing or a trust for the benefit of any of the foregoing.

(f)           The terms “include”, “including” and similar terms shall be construed as if followed by the phrase “without limitation”.

17.09.              The parties agree that no trustee, officer, director, shareholder, limited partner, principal, parent, affiliate, member, manager or agent of any of the parties hereto shall be held to any personal liability for any obligation of, or claim against such party, and the parties agree to look only to the assets of the other party for sums payable by, or the performance of any obligation of, such party in connection with the transaction contemplated by this Agreement, including, without limitation, any claim based upon the intentional or willful fraud or intentional or willful misconduct, or the intentional or willful misapplication of funds or any other misapplication which constitutes direct conversion of such funds by such party or any affiliates of such party.

17.10.              In the event of any litigation between the parties hereto concerning the terms hereof, the losing party shall pay the reasonable attorneys’ fees and costs incurred by the prevailing party and by the Escrow Agent, if any, in connection with such litigation, including appeals.

17.11.

(a)         Neither Purchaser nor any of its partners, members, shareholders or other equity owners is, nor will they become, an entity with whom United States persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities.

(b)         No Seller nor any of their respective partners, members, shareholders or other equity owners is, nor will they become, a person or entity with whom United States persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities.

17.12.              This Agreement may be executed in any number of identical counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same agreement.  Handwritten signatures to this Agreement transmitted by telecopy or electronic transmission (for example, through use of a Portable Document Format or “PDF” file) shall be valid and effective to bind the party so signing.  Each party agrees to promptly deliver to the other party an executed original of this Agreement with its actual signature, but a failure to do so shall not affect the enforceability of this Agreement, it being expressly agreed that each party to this Agreement shall be bound by its own telecopied or electronically transmitted handwritten signature and shall accept the telecopied or electronically transmitted handwritten signature of the other party to this Agreement.

17.13.              Time is of the essence of this Agreement.  In the event the last day for performance of any matter herein falls on a Saturday, Sunday or legal holiday in the States of Texas or New York, the time for performance shall automatically be extended to the next business day.

17.14.              If any term, covenant or condition of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement and the application of such terms, covenants and conditions to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant and condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

17.15.              The Sellers and Purchaser hereby designate the Title Insurance Company to act as and perform the duties and obligations of the “reporting person” with respect to the transaction contemplated by this Agreement for purposes of 26 C.F.R. Section 1.6045-4(e)(5) relating to the requirements for information reporting on real estate transactions closed on or after January 1, 1991.

17.16.              IN ANY LAWSUIT OR OTHER PROCEEDING INITIATED BY ANY OF THE SELLERS OR PURCHASER UNDER OR WITH RESPECT TO THIS AGREEMENT, THE SELLERS AND PURCHASER EACH WAIVE ANY RIGHT IT MAY HAVE TO TRIAL BY JURY.

17.17.              Each party has been represented by legal counsel in connection with the negotiation of the transactions herein contemplated and the drafting and negotiation of this Agreement.  Each party and its counsel have had an opportunity to review and suggest revisions to the language of this Agreement.  Accordingly, no provision of this Agreement shall be construed for or against or interpreted to the benefit or disadvantage of any party by reason of any party having or being deemed to have structured or drafted such provision.

17.18.              Unless the Sellers specifically and expressly otherwise agrees in writing, Purchaser agrees that (a) the results of all inspections, analyses, studies and similar reports relating to the Property or any part thereof prepared by or for Purchaser utilizing any information acquired in whole or in part through the exercise of Purchaser’s inspection rights; and (b) all information regarding the Property or any part thereof of whatsoever nature made available to Purchaser by any Seller or any Sellers’ agents or representatives (collectively, the “Proprietary Information”), is confidential and shall not be disclosed to any other person except those assisting Purchaser with the transaction or participating in the transaction, or Purchaser’s lender, if any, or as required by law, and then only upon Purchaser making such persons aware of the confidentiality restriction and procuring such persons’ agreement to be bound thereby.  Purchaser agrees not to use, or allow to be used, any such information for any purpose other than to determine whether to proceed with the contemplated purchase, or if same is consummated, in connection with the ownership or operation of the Property post-closing.  Further, if this Agreement is terminated for any reason whatsoever, then unless the parties hereto agree otherwise in writing, Purchaser agrees to return to the Sellers, or cause to be returned to the Sellers, all Proprietary Information.

17.19.              Subject to the requirements of applicable law the Sellers and Purchaser each hereby covenant that they will not issue any press release or other public written statement with respect to the transaction contemplated hereunder (a “Release”) without the prior consent of the other.  If any Seller or Purchaser is required by applicable law to issue a Release, such party shall, at least two (2) business days prior to the issuance of the same, deliver a copy of the proposed Release to the other party for its review.  The Sellers acknowledge that Purchaser is a publicly registered company and is required to make certain filings (each a “Filing”) with the Securities and Exchange Commission (“SEC”), the New York Stock Exchange, and other regulatory agencies (collectively, the “Regulatory Agencies”).  Purchaser shall be permitted without the prior consent or approval of the Sellers, to make such public filings, registrations and other information disclosures to the Regulatory Agencies that are required by the applicable rules and regulations of the Regulatory Agencies, provided that Purchaser, in consultation with its SEC legal counsel, agrees to incorporate the Sellers’ reasonable comments thereto.  Purchaser shall, at least one (1) business day prior to the issuance of a Filing related to the transactions contemplated in this Agreement, deliver a copy of the proposed Filing to the Sellers for their review and reasonable comment.

17.20.              Purchaser shall be permitted to (i) allow the existing signage to remain up at the Facilities for up to ninety (90) days after Closing (after which time such signage shall be removed) and (ii) continue to use existing phone listings until the earlier of (a) ninety (90) after the Closing and (b) the date on which Purchaser, using reasonably practicable efforts, is able to have all phone listings for the Facilities switched to another name.  Commencing promptly after Closing, Purchaser shall use good faith efforts to have all phone listings for each Facility switched to another name as soon as is practicable.  After Closing, Purchaser shall not use any forms or other documents that include the trade name Private Mini Storage or any variant thereof, and will not use such trade name(s) in any advertising or other public display except as provided above.  For a period of eight (8) months after the Closing Date, at the sole cost and expense of Purchaser, the Sellers shall continue to list the Facilities on the website www.private-mini.com, which listing shall include an announcement that the Facility has been sold to Purchaser; is branded under Purchaser’s brand name; and includes a link to a website designated by Purchaser.

17.21.              In consideration of Purchaser executing this Agreement, Private Mini Storage Manager, Inc., a Texas corporation, Guy J. Robertson Jr. and Douglas L. Mulvaney, individually and on behalf of the affiliates of Mini Storage Manager, Inc., a Texas corporation, Guy J. Robertson Jr. and Douglas L. Mulvaney, and each Seller, agree not to compete, directly or indirectly, in any capacity, with Purchaser in the storage business in an area within a three (3) mile radius of each Facility, and not to solicit Purchaser’s customers or tenants for storage business (except through general advertising) or Purchaser’s employees (except for the employees listed on Exhibit 17.21-1) for employment for a period of three (3) years commencing with the Closing Date; provided however this agreement expressly excludes all existing storage facilities located within said radius, and this agreement will not apply to the acquisition of existing facilities.  On the Closing Date Private Mini Storage Manager, Inc., a Texas corporation, Guy J. Robertson Jr. and Douglas L. Mulvaney shall execute an agreement not to compete with Purchaser (“Agreement Not To Compete”) in the form of Exhibit 17.21-2 attached hereto.  Guy J. Robertson Sr., Guy J. Robertson Jr. and Douglas L. Mulvaney each represent to Purchaser that neither he nor any of his affiliates are currently developing any new storage facility within a three (3) mile radius of any Facility.

17.22.

(a)         Each Seller acknowledges that as a publicly registered company, Purchaser is required to make certain filings with the SEC (the “SEC Filings”) that relate to the most recent pre-acquisition fiscal year (the “Year”) and the current fiscal year through the date of acquisition (the “stub period”) for the Facilities. To assist Purchaser in preparing the SEC Filings, each Seller agrees to provide Purchaser with the following, among other financial and corporate information: (i) access to bank statements for the Year and stub period; (ii) rent roll as of the end of the Year and stub period; (iii) operating statements for the Year and stub period; (iv)  cash receipts schedule for each month in the Year and stub period; (v) access to invoice for expenses and capital improvements in the Year and stub period; (vi) accounts payable ledger and accrued expense reconciliations; (vii) check register for the 3-months following the Year and stub period; (viii) all leases and 5-year lease schedules; (ix) copies of all insurance documentation for the Year and stub period; (x) copies of accounts receivable aging as of the end of the Year and stub period; (xi) evidence of management control for such Seller; (xiii) signed representation letter (the “Representation Letter”) in the form of Exhibit 17.22, executed by the chief business operations officer and the chief financial official of such Seller; and (xiv) such information as is reasonably required by Purchaser’s accounting firm to perform a background check of Douglas L. Mulvaney and Walter Pennington.

(b)         Purchaser shall indemnify, defend and hold each of the Sellers and their respective direct and indirect owners, members, partners, shareholders, directors, officers, employees, agents, attorneys, and managers, including, without limitation, any individual that executes a representation letter pursuant to Section 17.22(a) (each an “Indemnitee” and collectively, the “Indemnitees”), harmless from and against any and all damages, losses, liabilities, obligations, penalties, claims, litigation, demands, defense costs, judgments, suits, proceedings, costs, disbursements or expenses of any kind or of any nature whatsoever (including, without limitation, reasonable attorneys’ and experts’ fees and disbursements) (collectively, “Losses”) which may at any time be imposed upon, incurred by or asserted or awarded against any Indemnitee and arising directly or indirectly out of the documents or information provided by or on behalf of the Sellers pursuant to Section 17.22(a) (including, without limitation, any representation letter), except to the extent of any Losses resulting from the fraud or intentional misrepresentation of a material nature of such Indemnitee.

(c)          Purchaser hereby acknowledges and agrees that the information provided by the Sellers pursuant to Section 17.22(a) is being provided purely as an accommodation to Purchaser, and that Purchaser is not relying on any such historical financial information as a basis for its acquisition of the Property.  Purchaser hereby waives, releases and relinquishes any and all claims, damages and causes of action arising out of, and covenants and agrees not to sue or assert any claim of any kind against any of the Sellers or any other Indemnitee relating to, the information provided by the Sellers pursuant to Section 17.22(a)(including, without limitation, any representation letters); other than for a breach of a Sellers obligation to make such information available in accordance with Section 17.22(a). Anything contained herein to the contrary notwithstanding, the obligations and indemnities of

Purchaser set forth in this Section 17.22 shall survive the Closing or the termination of this Agreement for any reason.

17.23.              This Article 17 shall survive the Closing or the termination of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

SELLERS:

DLM MANAGEMENT, LLC,
a Texas limited liability company

By:	/s/ Douglas L. Mulvaney
Douglas L. Mulvaney, Manager

GRDM Cuatro, LP,
A Texas limited partnership
By GJR Investment Management, Inc., sole limited partner

By:	/s/ Douglas L. Mulvaney
Name:	Douglas L. Mulvaney
Title:	President

Hamman West Partners, LP,
A Texas limited partnership
By GJR Investment Management, Inc., sole limited partner

By:	/s/ Douglas L. Mulvaney
Name:	Douglas L. Mulvaney
Title:	President

PURCHASER:

CUBESMART, L.P.,
a Delaware limited partnership

By:	CubeSmart, its general partner

By:	/s/ Jeffrey P. Foster
Name:	Jeffrey P. Foster
Title:	Senior Vice President, Chief Legal Officer & Secretary

The undersigned acknowledged accepts appointment as Escrow Agent, agrees to act as escrow holder in accordance with this Agreement and acknowledges upon its receipt of the Deposit it shall hold those funds in accordance with and subject to the terms of this Agreement.

STEWART TITLE - HOUSTON

By:	/s/ Sanford Reel
Name: Sanford Reel
Title: Vice President, Escrow Officer

The undersigned acknowledge, consent and agree to the requirements and representation contained in Section 17.21 of this Agreement.

/s/ Guy J. Robertson Jr.
Guy J. Robertson Jr.

/s/ Douglas L. Mulvaney

Douglas L Mulvaney

The undersigned acknowledges, consents and agrees to the representation contained in Section 17.21 of this Agreement.

/s/ Guy J. Robertson Sr.
Guy J. Robertson Sr.